Exhibit 10.2

VEREINBARUNG	AGREEMENT

zwischen	between
SCM Microsystems GmbH
Oskar-Messter-Str. 13
85737 Ismaning

- nachfolgend “Gesellschaft“ -	- hereinafter “Company“ -

und	and
Herrn/Mr. Robert Schneider

- nachfolgend “Geschäftsführer oder Herr Schneider” -	- hereinafter “Managing Director or Mr. Schneider“ -

Vorbemerkung	Preamble

Herr Schneider ist Geschäftsführer der Gesellschaft sowie Gründer, Anteilseigner und CEO der SCM Microsystems Inc. (,,SCM“). SCM und Kudelski S.A. haben am 5. April 2006 einen Unternehmenskaufvertrag über den Verkauf der Digital TV-Sparte von SCM sowie verbundener Unternehmen abgeschlossen. Als Anteilseigner hat Herr Schneider ein wirtschaftliches Interesse an dem Abschluss des Unternehmenskaufvertrages. Kudelski S.A. hat es zur Bedingung für den Abschluss des Unternehmenskaufvertrages gemacht, dass Herr Schneider eine Vereinbarung mit Kudelski S.A. unterzeichnet, die bestimmte Einschränkungen seiner Wettbewerbstätigkeit im Verhältnis zur Kudelski S.A. nach dem Verkauf der Digital TV-Sparte durch SCM an Kudelski S.A. vorsieht (,,Restrictive Covenant“). Die Parteien vereinbaren deshalb folgende Ergänzung zu dem Geschäftsführeranstellungsvertrag vom 26. August 1993 (,,Geschäftsführeranstellungsvertrag“) :
Mr. Schneider is Managing Director of the Company and founder, stock owner and CEO of SCM Microsystems, Inc. (“SCM”). SCM and Kudelski S.A. have entered into an Asset Purchase Agreement dated April 5, 2006 concerning the Digital TV solutions business of SCM and its affiliates (“APA”). As a stock owner, Mr. Schneider has an economic interest in the closing of the APA. Kudelski S.A. has made it a condition to closing of the APA that Mr. Schneider signs an agreement between himself and Kudelski S.A., which provides for certain restrictions to his ability to compete with Kudelski S.A. after SCM’s sale of the Digital TV solutions business to Kudelski S.A. (“Restrictive Covenant”). Having said this, parties therefore agree on the following amendment to the Managing Director Employment Contract dated 26 August 1993 (“Managing Director Employment Contract”):

§ 1 Zahlungen
(1)	Falls die Gesellschaft die Anstellung des Geschäftsführers aus einem anderen Grund als einer der im nachfolgenden Absatz (3) genannten Ursachen (,,cause“) beendet oder der Geschäftsführer innerhalb von 90 Tagen nach einem Vorfall, der einen der im nachfolgendem Absatz (4) genannten guten Gründe (,,Guten Grund“) darstellt, kündigt, hat der Geschäftsführer Anspruch auf monatliche Bruttozahlungen nach der rechtlichen Beendigung des Anstellungsverhältnisses für die Dauer von 24 Monaten. Die monatlichen Bruttozahlungen entsprechen dem zuletzt bezogenen monatlichen Bruttofestgehalt und werden nach Abzug von Lohnsteuer und etwaigen Sozialversicherungsabgaben an den Geschäftsführer gemäß den üblichen Gehaltsabrechnungsgepflogenheiten ausgezahlt.
§ 1 Payments
(1)	In the event the Company terminates the employment for any other reason than “cause” (as defined below in para. (3)), or the Managing Director terminates the employment with the Company within 90 days of an event constituting “good reason” (as defined below in para. (4)), the Managing Director will be entitled to monthly gross payments after the legal ending of the employment for 24 months. The monthly gross payments shall be equal to the last received monthly gross base salary and shall be paid out to the Managing Director in accordance with the Company’s standard payroll policies after deduction of wage tax and social security contributions, if any.

(2)	Des Weiteren stehen die monatlichen Zahlungen unter den kumulativen aufschiebenden Bedingungen, dass (i) der Geschäftsführer eine allgemeine Abgeltungsklausel in üblicher Form unterzeichnet, (ii) der Geschäftsführer weiterhin die Bestimmung in Sec. 13 ,,Business and Operational Secrets“, Sec. 14 ,,Release of Documents“ und Sec. 15 ,,Inventions, Copyrights“ des Geschäftsführeranstellungsvertrages beachtet, (iii) dem Geschäftsführer nicht außerordentlich aus wichtigem Grund im Sinne des deutschen Rechts gekündigt worden ist und (iv) der Geschäftsführer die Bestimmungen des Restrictive Covenant einhält.
(2)	Further, the monthly payments shall be subject to each of the following conditions: (i) the Managing Director executes a general release of claims in customary form, (ii) the Managing Director continues to comply with the provisions in Sec. 13 “Business and Operational Secrets” Sec. 14 “Release of Documents”, and Sec. 15 “Inventions, Copyrights“ of the Managing Director Employment Contract, (iii) the Company does not give extraordinary notice to the Managing Director for serious cause (as determined under German law), and (iv) the Managing Director observes the provisions of the Restrictive Covenant.

(3)	Die folgenden Handlungen, Unterlassungen und Ereignisse durch oder betreffend den Geschäftsführer stellen einen ,,cause“ für die Beendigung des Anstellungsvertrages im Sinne von Absatz (1) Satz 1 dar:
(3)	The following actions, failures and events by or affecting the Managing Director shall constitute “cause” for termination within the meaning of para. (1) sentence 1:

-	unlautere oder unredliche Verhaltensweise des Geschäftsführers im Zusammenhang mit seiner dienstvertraglichen Verantwortung oder

-	Verurteilung oder Verfahrenseinstellung gemäß §§ 153 a, b or c StPO wegen einer Straftat oder

-	grobes Fehlverhalten des Geschäftsführers oder

-	fortgesetzte erhebliche Verletzungen der Pflichten als Geschäftsführer nach Gesetz und Vertrag durch den Geschäftsführer, nachdem er eine schriftliche Aufforderung zur Erfüllung seiner gesetzlichen und vertraglichen Pflichten von der Gesellschaft erhalten hat, welche die Tatsachen enthält, aufgrund derer die Gesellschaft der Auffassung ist, dass der Geschäftsführer seine Pflichten in wesentlicher Weise nicht erfüllt hat.
-	an act of dishonesty made by the Managing Director in connection with his responsibilities under the Managing Director Employment Contract, or

-	conviction of, or abatement of proceedings according to Sec. 153 a, b or c German Code of Criminal Procedure [Strafprozessordnung – StPO] of, a felony, or

-	gross misconduct of the Managing Director, or

-	continued substantial violations of the managing director duties under statutory law and contract by the Managing Director after he received a written demand for performance of his statutory and contractual duties from the Company that specifically sets forth the factual basis for the Company’s belief that the Managing Director has not substantially performed his duties.

(4)	Die folgenden Handlungen und Ereignisse durch die Gesellschaft oder betreffend den Geschäftsführer, stellen einen ,,Guten Grund“ für die Kündigung durch den Geschäftsführer im Sinne von Absatz (1) Satz 1 dar: wenn ohne schriftliche Zustimmung des Geschäftsführers eine erhebliche Verringerung der Befugnisse des Geschäftsführers, der Berichtslinien oder der Verantwortungsbereiche oder Befugnisse durchgeführt wird.
(4)	The following actions and events by the Company or affecting the Managing Director shall constitute a “good reason” for the resignation of the Managing Director within the meaning of para. (1) sentence 1: without written consent of the Managing Director, a material diminution in the Managing Director’s title, reporting relationships, or scope of responsibilities or authorities.

In keinem Fall ist ein ,,Guter Grund” bereits darin zu sehen, dass die Gesellschaft dem Geschäftsführer gegenüber ankündigt, dass sie in Zukunft Maßnahmen zu ergreifen beabsichtigt, die, wenn sie ergriffen würden, einen ,,Guten Grund” darstellen würden.
In no event shall the communication by the Company of its intent to take action in the future which, if taken, would constitute “good reason”, constitute “good reason” solely as a result of the communication of its intent to the Managing Director

§ 2 Zahlungszweck
(1)	Soweit der Geschäftsführer die in § 1 vorgesehenen Zahlungen für einen Zeitraum beanspruchen kann, während dem das Restrictive Covenant gilt, verstehen sich die
§ 2 Reason for payments
(1)	As far as the Managing Director is entitled to the payments set forth under § 1 for a period, during which the Restrictive Covenant applies, these payments shall be understood as

Zahlungen als nachvertragliche Wettbewerbsentschädigung für das Restrictive Covenant, welches zwischen dem Geschäftsführer und Kudelski S.A. vereinbart worden ist.
compensation for a post-contractual non-compete covenant for the Restrictive Covenant agreed between the Managing Director and Kudelski S.A.

(2)	Wenn und soweit die Zahlungen in einem Zeitraum nach Auslaufen des Restrictive Covenant erfolgen, verstehen sie sich als Abfindungszahlungen.
(2)	If and as far as the payments fall in a period after the end of the Restrictive Covenant, they are understood as severance payments.

§ 3 Signing Bonus
(1)	Der Geschäftsführer erhält zudem dafür, dass er am 22. Mai 2006 das Restrictive Covenant unterzeichnet, von der Gesellschaft einen einmaligen Betrag in Höhe von US $ 80.000,- brutto, zahlbar 5 Banktage nach rechtsgültiger Unterzeichnung des Restrictive Covenant am 22. Mai 2006 durch den Geschäftführer.
§ 3 Signing Bonus
(1)	In addition, for the Managing Director signing the Restrictive Covenant on 22 May 2006 he shall be paid by the Company a one time amount of US $80,000 — gross, payable 5 bank days after due execution of the Restrictive Covenant on 22 May 2006 by the Managing Director.

(2)	Der Bonus gilt als weitere nachvertragliche Wettbewerbsentschädigung.
(2)	The bonus shall be considered as further compensation for the post-contractual non-compete covenant.

§ 4 Freistellungsverpflichtung
Falls Kudelski S.A. Ansprüche gegen den Geschäftsführer geltend macht, die auf einer behaupteten Verletzung des Restrictive Covenant beruhen und der Geschäftsführer angibt, dass er das Restrictive Covenant nicht verletzt hat, erklärt sich die Gesellschaft damit einverstanden und verpflichtet sich, dass sie den Geschäftsführer freistellt von allen Kosten für Rechtsstreitigkeiten (einschließlich Gerichts- und angemessene Rechtsanwaltskosten) sowie verbundenen Kosten (einschließlich Reisekosten oder Übersetzungskosten), die der Geschäftsführer vernünftigerweise aufwendet, um sich gegen die Ansprüche von Kudelski S.A. zu verteidigen, unabhängig davon, ob solche Ansprüche gerichtlich oder außergerichtlich geltend gemacht wurden. Innerhalb von 14 Tagen nach der jeweiligen Zahlungsaufforderung durch den Geschäftsführer (welche die angefallen Kosten belegt), wird die Gesellschaft die von der
§ 4 Indemnification
If Kudelski S.A. raises claims against the Managing Director based on an alleged infringement of the Restrictive Covenant and the Managing Director states that he has not infringed the Restrictive Covenant, the Company agrees to hold the Managing Director harmless for and against all legal fees (including but not limited to court fees and reasonable attorney fees) and associated costs (including but not limited to travel costs or translator fees), which the Managing Director reasonably incurs in his defense against such claims of Kudelski S.A., irrespective of whether such claims have been raised in court or out of court. Within 14 days after a respective request of the Managing Director (evidencing the incurred costs), the Company will make the indemnification payment at the Managing Director’s discretion to either the Managing Director or any third party cost creditor (e.g. a court, Kudelski S.A. or attorneys). In absence of an emergency case, the Managing Director will consult with the

Freistellungsverpflichtung erfassten Kosten nach Wahl des Geschäftsführers an diesen selbst oder an einen Dritten erstatten (z. B. ein Gericht, Kudelski S.A. oder Rechtsanwälte). Wenn es sich nicht um einen Notfall handelt, wird der Geschäftsführer die Gesellschaft hinzuziehen und ernsthaft jeden Vorschlag der Gesellschaft für eine geeignete Verteidigungsstrategie und Verteidigungsebene in Erwägung ziehen, bevor er Verteidigungskosten anfallen lässt. Der Geschäftsführer hat keinen Anspruch auf Freistellung und muss alle zu Freistellungszwecken gezahlten Gelder an die Gesellschaft zurückzahlen, wenn der Geschäftsführer das Restrictive Covenant tatsächlich verletzt hat. Dies wird dann angenommen, wenn ein Gericht die begangene Verletzung rechtskräftig feststellt. Das Gegenteil (=keine Verletzung) wird angenommen, wenn entweder in einer rechtskräftigen Gerichtsentscheidung feststellt wird, dass der Geschäftsführer keine Verletzung begangen hat oder, nachdem Kudelski S.A. zunächst die Verletzung behauptet hat, keine Klage gegen den Geschäftsführer erhebt oder eine Klage zurücknimmt bevor eine rechtskräftige Gerichtsentscheidung getroffen wurde.
Company and seriously consider any of the Company’s proposals for an appropriate defence strategy and defence level before he incurs any such defence costs. The Managing Director is not entitled to the indemnification and must fully return any indemnification received from or paid by the Company if the Managing Director has actually infringed the Restrictive Covenant. This will be assumed if a final court decision holds that he has committed the infringement. The contrary (= no infringement) will be assumed either if a final court decision holds that the Managing Director has not committed the infringement, or if after first making the allegation of infringement Kudelski S.A. does not file a court action against the Managing Director, or abandons a court action before a final decision has been issued.

§ 5 Verschiedenes
(1)	Soweit nicht in dieser Vereinbarung abweichend geregelt, bleiben die Bestimmungen des Geschäftsführeranstellungsvertrages unberührt. Die Bestimmungen des Restrictive Covenant bleiben unberührt.
§ 5 Miscellaneous
(1)	Except as expressly stated herein, the provisions of the Managing Director Employment Contract remain unaffected. The provisions of the Restrictive Covenant remain unaffected.

(2)	Änderungen oder Ergänzungen dieses Vertrages einschließlich dieser Bestimmung bedürfen zu ihrer Wirksamkeit der Schriftform. Sollte eine der Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden, so berührt dies die Wirksamkeit der übrigen Bestimmungen im Zweifel nicht. Die Parteien werden die unwirksame Bestimmung durch eine wirksame Bestimmung ersetzen, welche nach ihrem wirtschaftlichen Gehalt der unwirksamen so nahe wie möglich kommt.
(2)	Amendments and additions of this Agreement including this clause must be in writing to be effective. In case a provision of this Agreement should be or become invalid, wholly or in part, this does not affect the remaining provisions in case of doubt. Parties shall replace the invalid provision by a valid provision which comes as close as possible to the invalid clause form an economic point of view.

(2)	Dieser Vertrag wird in deutscher und englischer Fassung ausgefertigt. Bei Abweichungen oder Widersprüchen zwischen den beiden Fassungen hat die deutsche Fassung Vorrang.
(3)	This Agreement has been issued in both English and German. In case of discrepancies or contradictions between the two versions the German version shall prevail.

(4)	Dieser Vertrag unterliegt dem deutschen Recht.
(4)	This Agreement shall be subject to German law.

(5)	Erfüllungsort ist der Sitz der Gesellschaft.
(5)	Place of performance is the Seat of the Company.

[PLACE], Ismaning
den / the 22 May, 2006
SCM Microsystems GmbH
hier vertreten durch ihre Gesellschafterversammlung/
here represented by its Shareholder Meeting,
letztere vertreten durch / the latter represented by
[PLACE], Ismaning

den / the 22 May, 2006

/s/ Steven Hemphreys

/s/ Robert Schneider
Robert Schneider